EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of February 1, 2007, by and between Suburban Propane, L.P.  (the "Partnership") and Michael J. Dunn, Jr. (the "Executive").

WHEREAS, the parties wish to set forth their understanding and agreement regarding the employment of the Executive by the Partnership.

WHEREAS, the Executive is currently President of the Partnership and desires to continue in such position;

WHEREAS, the Partnership desires to continue to employ the Executive as President;

WHEREAS, the Partnership and the Executive desire that the term of the Executive's employment under this Agreement shall commence upon February 1, 2007 (the date of such consummation, the "Effective Date").

NOW, THEREFORE, in consideration of the premises and the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.

Term

The initial term of employment under this Agreement shall be for the period commencing on the Effective Date and ending on the second anniversary thereof (the "Renewal Date"), or if extended pursuant to this Section 1, ending on any anniversary of the Renewal Date, subject to termination as hereinafter provided (such initial period and extension(s) thereof being hereinafter referred to as the "Employment Term").  Unless earlier terminated in accordance with the provisions of Section 5 hereof, upon the Renewal Date and upon each anniversary date thereof, the Employment Term shall be automatically extended for an additional period of one year upon the terms and conditions set forth herein unless written notice of termination (a "Non-Renewal Notice") is given by either party at least ninety days prior to the Renewal Date or relevant anniversary thereof, in which event the provisions of Section 6 shall apply.

2.

Duties and Status

2.1.

Duties.  The Partnership hereby employs the Executive as President. Executive shall report to the Chief Executive Officer and shall perform duties of the type customarily performed by persons serving in the position of President of a business of the size, type and nature of the Partnership.  If requested to do so, the Executive shall serve (without additional compensation) on the Board of Supervisors of the Partnership and Suburban Propane Partners, L.P. (the “MLP”) (the "Board") and committees thereof.  The Executive accepts such positions and agrees to perform those duties, services and responsibilities incident thereto as may be assigned to him or vested in him by the Chief Executive Officer and the Board from time to time. The Executive also agrees (a) subject to Section 2.2 below, to devote his full business time, attention and skill to the performance of, and to perform faithfully, efficiently and with undivided loyalty, such duties, services and responsibilities and (b) to use his best efforts to promote the interests of the Partnership.

2.2.

Exclusive Employment.  During the Employment Term, the Executive shall not engage in other employment or consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation.  Notwithstanding the foregoing, during the Employment Term the Executive may (a) serve on (i) civil and charitable boards and committees and (ii) such other corporate boards or committees as are approved by the Board, which approval shall not be unreasonably withheld and (b) manage personal investments, provided that such service or management does not interfere with the performance of the Executive's duties hereunder.

3.

Compensation and Benefits

In consideration for his services under this Agreement.  the Executive shall be compensated as follows:

3.1.

Salary.  The Partnership shall pay to the Executive during the Employment Term a salary (the "Base Salary"), payable in accordance with the normal payroll practices of the Partnership then in effect, in the amount of $400,000 per fiscal year (pro rated in the case of the first fiscal year and any other partial fiscal year).  The amount of Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) on at least an annual basis and may be increased as the Compensation Committee deems appropriate but Base Salary, as increased, may not be decreased during the Employment Term.

3.2.

Bonuses.  For each fiscal year (or portion thereof) of the Partnership during the Employment Term, the Executive will be eligible for a bonus under the Partnership’s Annual Incentive Plan for Salaried Employees, as in effect from time to time, based on the attainment by the Partnership of performance targets set by the Compensation Committee.  The amount of such bonus for a fiscal year or portion thereof (the "Annual Bonus") payable pursuant to the terms hereof shall not exceed 110% of the Executive's Base Salary for such year (or portion thereof) to which it relates (the "Maximum Annual Bonus").  The Annual Bonus, if any, shall be paid no later than the date that is 2½ months from the end of the calendar year in which the bonus is earned.

3.3.

Long-Term Incentive Compensation Programs.  Executive shall be eligible to participate in long-term incentive compensation programs (including the 2000 Restricted Unit Plan and the 2003 Long-Term Incentive Plan) applicable to other senior executives of the Partnership in the discretion of the Compensation Committee from time to time.

3.4.

Vacation.  The Executive shall be entitled to such number of annual paid vacation days and the number of days of paid holidays, leaves of absence, and leaves for illness or temporary disability as may be provided in the policies of the Partnership in respect of other executives and senior managers of the Partnership, but in no event shall the Executive be entitled to less than four weeks vacation per year.

3.5.

Reimbursement of Expenses.  The Executive shall be entitled to receive reimbursement of all reasonable expenses incurred by him in connection with the performance of his duties hereunder, in accordance with the policies and procedures of the Partnership.

3.6.

Benefits.  The Executive shall be entitled to participate in employee benefit and fringe benefit plans and programs (including life, health, disability and officer indemnity insurance and retirement plans) generally made available to other senior executives and senior managers by the Partnership.  Nothing in this Agreement shall restrict the right of the Partnership to amend, modify or terminate any such plans or programs.

3.7.

Company Car.  The Partnership shall reimburse the Executive for any and all costs and expenses reasonably incurred by the Executive in connection with the Executive's leasing of a car in accordance with Partnership policy relating to gas, insurance, maintenance, etc.

4.

Non-Competition; Confidential Information

The Executive and the Partnership recognize that due to the nature of the Executive's engagement hereunder and the relationship of the Executive to the Partnership and the MLP, the Executive will have access to and will acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of the Partnership, the MLP and their affiliates, including, without limiting the generality of the foregoing, information with respect to the business of the Partnership, the MLP and their affiliates.  The Executive acknowledges that such information will be of central importance to the business of the Partnership, the MLP and their affiliates and that disclosure of it to, or its use by, others could cause substantial loss to the Partnership and the MLP.  The Executive accordingly agrees as follows:

4.1.

Non-Competition; Non-Solicitation.

(a)

From the Effective Date until the later of (i) if any severance is payable pursuant to Section 6.2 hereof, the expiration of the Severance Period (as defined in Section 6.2 hereof) or (ii) the first anniversary of the Date of Termination (as defined in Section 5.7 hereof), the Executive shall not, directly or indirectly, either individually or as owner, partner, investor, agent, director, officer, employee, consultant, independent contractor or otherwise, except for the account of and on behalf of the Partnership, the MLP or their affiliates, own, manage, operate, direct, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, but not limited to, holding the positions of shareholder, member, director, officer, consultant, agent, representative, independent contractor, employee, partner or investor, in or for any business or enterprise engaged in (i) the marketing or distribution of domestic retail distribution of propane, fuel oil and refined fuels for residential, commercial, industrial (including engine fuel), agricultural or other retail users, (ii) marketing of natural gas and electricity in deregulated markets (ii) the wholesale distribution of propane in the United States or the wholesale brokerage of propane in Canada, or (iii) the domestic retail distribution of energy-related supplies or equipment, including home and commercial appliances.

(b)

From the Effective Date until the second anniversary of the Date of Termination (as defined in Section 5.7 hereof), the Executive shall not, directly or indirectly, either individually or as owner, partner, shareholder, member, investor, agent, director, officer, employee, consultant, agent, independent contractor or otherwise, except for the account of and on behalf of the Partnership, the MLP or their affiliates, solicit, endeavor to entice away from the Partnership, the MLP or their affiliates, or otherwise engage in any activity to, directly or indirectly, influence, attempt to influence, disrupt or terminate the relationship of the Partnership, the MLP or any of their affiliates with, any of its customers, prospective customers, suppliers, prospective suppliers, employees, directors, independent contractors, representatives, agents or other persons or entities with a past, present or prospective relationship with the Partnership, the MLP or any of their affiliates .

(c)

Nothing in this Section 4.1 shall be construed to prevent the Executive from owning as an investment not more than 0.5% of a class of equity or debt securities issued by any competitor of the Partnership, which securities are publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

4.2.

Proprietary Information.  The Executive shall keep confidential any and all "confidential or proprietary information" (as defined hereinafter) of the Partnership and its affiliates, and shall not, other than in connection with the business of the Partnership and the MLP or as required, in the opinion of counsel, by law or an order of a court or regulatory agency, directly or indirectly, disclose any such information to any person or entity, or use the same in any way and then, only after as much notice is provided to the Partnership as is practicable under the circumstances.  Upon the expiration of the Employment Term, the Executive shall promptly return to the Partnership all property, keys, notes, memoranda, writings, lists (including customer lists), files, reports, correspondence, logs, machines, software, technical data or any other tangible product or document which has been produced by, received by, or otherwise submitted to the Executive by the Partnership or any of its affiliates at any time.  For purposes of this Agreement, "confidential or proprietary information" means any information relating to the Partnership or any affiliate of the Partnership which is not generally available from sources outside the Partnership or any of its affiliates (other than as a result of disclosure by the Executive).

4.3.

Partnership's Remedies for Breach.  It is recognized that damages in the event of breach of this Section 4 by the Executive would be difficult to ascertain, and it is therefore agreed that each of the Partnership and the MLP, in addition to and without limiting any other remedy or right either may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach or prospective breach.  The existence of this right shall not preclude any other rights and remedies at law or in equity which the Partnership or the MLP may have.  Neither the Partnership nor the MLP shall be required to post any bond in connection with the foregoing.  The Executive acknowledges and agrees that the provisions of this Section 4 are reasonable and necessary for the successful operation of the Partnership and the MLP and that the Partnership would not have entered into this Agreement if the Executive had not agreed to the provisions of this Section 4.

4.4.

Enforceability.  The covenants set forth in Sections 4.1 and Section 4.2 shall be construed as independent of any of the other provisions contained in this Agreement and shall be enforceable as aforesaid, notwithstanding the existence of any claim or cause of action of the Executive against the Partnership, the MLP or any of their affiliates, whether based on this Agreement or otherwise.  In the event that any of the provisions of this Section 4 should ever be adjudicated to exceed the time or other limitations permitted by applicable law, then such provisions shall be deemed reformed in any jurisdiction to the time or other limitations permitted by applicable law. The provisions of this Section 4 shall survive the expiration or the termination of this Agreement. If the Partnership asserts a claim against the Executive for violation of any covenant set forth in Section 4.1 or Section 4.2 and the Executive prevails on the merits in a material respect on such claim, the Partnership shall pay the reasonable attorney’s fees and costs incurred by the Executive in connection with such claim.

5.

Termination of Employment

5.1.

Death or Disability.  The Employment Term shall terminate automatically upon the Executive's death or Disability (as hereinafter defined).  "Disability" shall mean any physical or mental impairment, infirmity or incapacity rendering the Executive substantially unable to perform his duties hereunder for a period of time exceeding 180 days in the aggregate during any period of twelve consecutive months.  A determination of Disability shall be made by a physician independent of the Partnership chosen by the Partnership.  In the event of an initial determination of Disability, the Executive may seek a second opinion of his choosing.  Where the first and second opinions differ, a third opinion rendered by a physician mutually agreed to by the Partnership and the Executive shall be deemed final. For so long as the Executive is receiving the Base Salary during such twelve month period, any benefits under the Partnership's disability insurance policies to which the Executive would be entitled with respect to such period shall accrue to, and be for the benefit of, the Partnership.

5.2.

Cause.  The Partnership may terminate the Executive's employment and the Employment Term for "Cause." For purposes of this Agreement, “Cause” shall mean  (a) the Executive’s gross negligence or willful misconduct in the performance of his duties, (b) the Executive’s willful or grossly negligent failure to perform his duties, (c) the breach by the Executive of any written covenants made to the Partnership or the MLP including a material breach by the Executive of any of the provisions of Section 4.1 or 4.2 hereof; (d) dishonest, fraudulent or unlawful behavior by the Executive (whether or not in conjunction with employment) including a willful or grossly negligent violation of any securities or financial reporting laws, rules or regulations or any policy of the Partnership or the MLP relating to the foregoing or the Executive being subject to a judgment, order or decree (by consent or otherwise) by any governmental or regulatory authority which restricts his ability to engage in the business conducted by the Partnership, the MLP and any of their affiliates, or (e)  willful or reckless breach by the Executive of any policy adopted by the Partnership or the MLP, concerning conflicts of interest, standards of business conduct or fair employment practices or procedures with respect to compliance with applicable law.

5.3.

Good Reason.  The Executive's employment and the Employment Term may be terminated by the Executive for Good Reason.  For purposes of this Agreement.  "Good Reason" means: (a) any failure by the Partnership to comply in any material respect with any of the provisions of Article 3 of this Agreement which is not cured within thirty days following notice by the Executive; (b) a material diminution in the Executive's title, authority, duties or responsibilities, without the consent of the Executive; or (c) the requirement by the Partnership, without the Executive's consent, that the Executive be based more than 35 miles from the Executive's present office location or more than 50 miles from the Executive's present residence.

5.4.

Termination without Cause.  Notwithstanding anything to the contrary herein, the Partnership may terminate the Executive's employment hereunder and the Employment Term at any time and the Executive may be removed as an officer of the Partnership at any time, subject to the provisions of Section 6.

5.5.

Non-Renewal.  The Executive's employment and the Employment Term may be terminated by either party pursuant to a Non-Renewal Notice, subject to the provisions of Section 6.

5.6.

Notice of Termination.  Any termination of employment hereunder (other than termination as a result of death) by the Partnership or by the Executive shall be communicated by Notice of Termination (as hereinafter defined) to the other party hereto given in accordance with Section 8.2 of this Agreement.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, and (b) sets forth the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

5.7.

Date of Termination.  The termination of the Executive's employment pursuant to Section 5 shall be effective on the date that the Executive or the Partnership, as the case may be, receives the Notice of Termination; provided however, that (a) if the Executive's employment is terminated by reason of death, the Date of Termination shall be the date of death of the Executive, (b) if the Executive's employment is terminated by reason of Disability, the Date of Termination shall be the date that a physician finally determines in accordance with Section 5.1 that a Disability exists with respect to the Executive, (c) if the Executive terminates his employment, the Date of Termination shall be the tenth Business Day after receipt by the Partnership of the Notice of Termination (or, in the event of termination for Good Reason as set forth in Section 5.3(a), the tenth Business Day after the expiration of the 30 day cure period) and (d) if the Executive's employment is terminated pursuant to a Non-Renewal Notice, the Date of Termination shall be the Renewal Date.

6.

Payment Upon Termination

6.1.

Change of Control.  Subject to Section 6.4 hereof, in the event that (x) within six months prior to a Change of Control or (y) within two years following a Change of Control, either the Partnership terminates the Executive's employment hereunder without Cause (including pursuant to a Non-Renewal Notice) or the Executive terminates his employment hereunder with Good Reason, (a) the Partnership shall pay to the Executive, subject to Section 6.4, the sum of (i) the portion of the Base Salary earned but unpaid as of the Date of Termination, (ii) the Pro-rata Bonus (as defined below) and (iii) an amount equal to two times the sum of (A) the Base Salary plus (B) the Maximum Annual Bonus and (b) the Partnership shall provide to the Executive and his dependents from the Date of Termination until the expiration of the second anniversary of the Date of Termination, (the “Severance Period”), medical benefits substantially equivalent to the medical benefits provided by the Partnership to senior executives and their dependents during such period; provided, however, that benefits otherwise receivable by the Executive pursuant to clause (b) of this Section 6.1 shall be reduced to the extent comparable benefits are actually provided to the Executive or his dependents by another party (and the Executive shall report to the Partnership any benefits that are actually provided to him); provided, further, that the Partnership's obligation and the Executive's rights under clause (a) (ii) and (iii) and clause (b) of this Section 6.1 shall terminate immediately upon the occurrence of a Competition Event (as defined below).

6.2.

Good Reason, Termination without Cause.  In the event that the Executive terminates his employment for Good Reason or the Partnership terminates the Executive's employment without Cause or has delivered a Non-Renewal Notice to the Executive, then, subject to Section 6.5, the Partnership shall, without duplication of any amounts paid or benefits provided pursuant to Section 6.1, (a) pay to the Executive (i) all earned but unpaid Base Salary as of the Date of Termination, (ii) an amount equal to two times the Base Salary and (iii) the Annual Bonus the Executive would have received for such fiscal year, calculated as if the executive had remained employed for the entire fiscal year determined and paid in accordance with Section 3.2 herein and (b) provide to the Executive and his dependents, until the expiration of the Severance Period, medical benefits substantially equivalent to the medical benefits provided by the Partnership to senior executives and their dependents during such period; provided, however, that benefits otherwise receivable by the Executive pursuant to clause (b) of this Section 6.2 shall be reduced to the extent comparable benefits are actually provided on the Executive's behalf by another party (and the Executive shall report to the Partnership any benefits that are actually provided to him); provided, further, that the Partnership's obligation and the Executive's rights under clause (a)(ii) and (iii) and clause (b) of this Section 6.2 shall terminate immediately upon the occurrence of a Competition Event (as defined below).  Notwithstanding anything in this Agreement to the contrary the Executive’s Retirement (as defined below) shall not to give rise to any benefits under this section 6.2.

6.3.

Death, Disability, Cause, Without Good Reason.  In the event that the Executive's employment is terminated (a) by reason of the Executive's death or Disability, (b) by the Partnership for Cause, (c) by the Executive without Good Reason or (d) by the Executive pursuant to a Non-Renewal Notice, then, subject to Section 6.4, the Partnership shall pay to the Executive, the Executive's estate, or the Executive's legal representative, as the case may be, the Base Salary earned but unpaid as of the Date of Termination, plus, in the event that such termination is by reason of death, Disability or the delivery of a Non-Renewal Notice, the Pro-rata Bonus.

6.4.

Excise Taxes.

(a)

In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Partnership or a change in ownership or effective control of the Partnership or of a substantial portion of its assets (a "Payment" or "Payments") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including the Excise Tax, any interest or penalties, other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any income tax and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)

An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Partnership's expense by an accounting firm selected by the Partnership and reasonably acceptable to the Executive which is designated as one of the five largest accounting firms in the United States (the "Accounting Firm").  The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to the Partnership and the Executive within five days of the Executive's termination of employment (if applicable) or such other time as requested by the Partnership or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax).  Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute").  The Gross-Up Payment, if any, as determined pursuant to this Section 6.4 shall be paid by the Partnership to the Executive within five days of the receipt of the Determination.  The existence of the Dispute shall not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the Determination.  If there is no Dispute, the Determination shall be binding, final and conclusive upon the Partnership and the Executive subject to the application of Section 6.4(c) below.

(c)

As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Excess Payment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment").  An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to the Executive from any governmental taxing authority that the Executive's tax liability (whether in respect of the Executive's current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Partnership has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, (iii) by reason of determination by the Partnership (which shall include the position taken by the Partnership, together with its consolidated group, on its federal income tax return) or (iv) upon the resolution of the Dispute to the Executive's satisfaction.  If an Underpayment occurs, the Executive shall promptly notify the Partnership and the Partnership, subject to its rights to dispute whether an overpayment exists and the amount thereof, shall promptly, but in any event, at least five days prior to the date on which the applicable government taxing authority has requested payment, pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on the Executive's return) imposed on the Underpayment.  An Excess Payment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which the Executive had previously received a Gross-Up Payment.  A "Final Determination" shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in the Executive's tax liability by reason of the Excess Payment and upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the

Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Executive's applicable tax return has expired.  If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Partnership to the Executive and the Executive shall pay to the Partnership on demand (but not less than 10 days after the determination of such Excess Payment and written notice has been delivered to the Executive) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Partnership.

(d)

In the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Partnership shall pay to the applicable government taxing authorities as Excise Tax and income tax withholding, the amount of the Excise Tax and income tax that the Partnership has actually withheld from the Payment or Payments.

6.5.

Compliance With IRC Section 409A.  The Partnership and the Executive each agrees to execute and deliver any reasonable change to this Agreement as the Partnership or the Executive requests, after consultation with respective counsel, to comply with Section 409A of the Code; provided that no change that reduces the then present value of the payments due (or potential due) to the Executive pursuant to this Agreement (without taking into account this Section 6.4(e)) shall be deemed to be reasonable.  The provisions of this paragraph shall survive termination of this Agreement.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Partnership, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Partnership will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Partnership (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  The Partnership shall consult with Executive in good faith regarding the implementation of the provisions of this Section 13(g); provided that neither the Partnership nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

6.6.

Certain Definitions,

(a)

"Pro-rata Bonus" means the bonus that the Executive would have been entitled to receive under Section 3.2 as an Annual Bonus for the full fiscal year in which his employment terminated, multiplied by the number of days from the beginning of such fiscal year until the Date of Termination and divided by 365.  The Pro-rata Bonus shall be determined by the Compensation Committee in the manner described in Section 3.2.

(b)

"Competition Event" means any act or activity by the Executive, directly or indirectly, which the Partnership deems, in its good faith judgment, to be a violation of Sections 4.1 and 4.2 hereof.

(c)

"Change of Control" means the occurrence during the Employment Term of:

(i)

An acquisition (other than directly from the MLP) of Common Units or voting equity interests of the MLP (“Voting Securities”) by any “Person” (as the term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the MLP, Suburban Energy Services Group LLC or any of their affiliates, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than twenty five percent (25%) of the combined voting power of the MLP’s then outstanding Units; provided, however, that in determining whether a Change of Control has occurred, Units which are acquired in a ‘Non-Control Acquisition’ (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control.  A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the MLP or the Partnership or (B) any corporation, partnership or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the MLP (for the purposes of this definition, a “Subsidiary”), (ii) the MLP or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined); or

(ii)

approval by the partners of the MLP of (A) a merger, consolidation or reorganization involving the MLP, unless (x) the holders of Units immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding Units of the entity resulting from such merger, consolidation or reorganization (the “Surviving Entity” in substantially the same proportion as their ownership of the Units immediately before such merger, consolidation or reorganization, and (y) no person or entity (other than the MLP, any subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the MLP, the Partnership, the Surviving Entity, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of more than twenty five percent (25%) of the then outstanding Units), has Beneficial Ownership of more than twenty five percent (25%) of the combined voting power of the Surviving Entity’s then outstanding voting securities; (B) a complete liquidation or dissolution of the MLP; or (C) the sale or other disposition of fifty percent (50%) or more of the net assets of the MLP to any Person (other than a transfer to a Subsidiary).  A transaction described in clause (x) or (y) of subsection (a) hereof shall be referred to as a “Non-Control Transaction”.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the MLP which, by reducing the number of Voting Securities outstanding, increases the proportional number of units Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the MLP, and after such acquisition of Voting Securities by the MLP, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

(d)

“Retirement” shall mean voluntary termination of employment by the Executive following attainment of age 55 and completion of  10 years of “eligible service” to the Partnership or its predecessors, in connection with a bona fide intent by the Executive to no longer seek full time employment in the industries in which the Partnership then participates.  The term “eligible service” shall have the same meaning as the term is used in the Pension Plan for Eligible Employees of Suburban Propane L.P. and Subsidiaries.

6.7.

Mitigation.  The Executive shall have no duty to mitigate with respect to any payments due pursuant to Section 6 by seeking or accepting other employment.

6.8.

Waiver and Release.  As a condition precedent to receiving the compensation and benefits provided under this Section 6, the Executive shall execute a waiver and release substantially in the form attached hereto as Exhibit A.

7.

Compliance with Other Agreements by Executive

The Executive represents and warrants to the Partnership that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is bound.

8.

Miscellaneous

8.1.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflicts of laws principles thereof.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the Partnership and the Executive or their respective successors and legal representatives.

8.2.

All notices and other communications hereunder shall be in writing and shall be given by facsimile, hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Michael J. Dunn, Jr.
c/o Suburban Propane, L.P.

One Suburban Plaza
Plaza I
240 Route 10 West
Whippany, New Jersey 07981-0206

If to the Partnership:

Suburban Propane, L.P.
One Suburban Plaza
Plaza I
240 Route 10 West
Whippany, New Jersey 07981-0206
Attention:

Paul E. Abel, Esq.

General Counsel and Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

8.3.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

8.4.

Notwithstanding any other provision (including Section 3) of this Agreement to the contrary, the Partnership or other payor may withhold from any amounts payable under this Agreement such taxes or other amounts as shall be required to be withheld pursuant to any applicable law or regulation.

8.5.

The Executive's or the Partnership's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof

8.6.

This Agreement contains the entire understanding of the Partnership and the Executive with respect to the subject matter hereof and thereof and supersedes all prior agreements between the Partnership and the Executive, whether oral or written, except for benefit agreements and plans provided in Section 3 or otherwise available to the Executive.

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, distributees and legal representatives, including any partnership, corporation or other business organization with which the Partnership may merge or consolidate and the Partnership will require any successor to all or substantially all of the business or assets of the Partnership to expressly assume and agree to perform this Agreement in the same manner as the Partnership would be so required to do.  Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

8.7.

"Business Day" means any day excluding Saturday, Sunday, and any day which shall be in the City of New York a legal holiday or a day which banking institutions in the City of New York are authorized by law or other government action to close.  If any date on which a payment is required to be made hereunder is not a Business Day, then such payment (without any additional interest) shall be made on the next succeeding Business Day.

8.8.

Any controversy, dispute or claim arising under this Agreement or any breach thereof (other than in connection with Section 4 hereof) shall be settled by arbitration conducted in New York City in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (including Mediation and Arbitration Rules) (“Rules”), a judgment upon any award rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof.  Any such arbitration shall be conducted by a single arbitrator who shall be a member of National Academy of Arbitrators.  If the parties are unable to agree upon an arbitrator, then an arbitrator shall be appointed in accordance with the Rules of the American Arbitration Association.  The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable and that any determination reached pursuant to the foregoing procedure shall be final and binding on the parties absent fraud.  Each party shall pay its own costs and expenses of such arbitration including attorneys’ fees and the fees and expenses of the arbitrator shall be borne equally by the parties, except that the arbitrators shall be entitled to award the reasonable attorney’s fees and costs and the reasonable costs of arbitration to the Executive if the Executive prevails in such arbitration in any material respect.

8.9.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signatures on following page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SUBURBAN PROPANE, L.P. By:
By:	/s/ MARK A ALEXANDER
Name: Mark A. Alexander
Chief Executive Officer.

/s/ MICHAEL J. DUNN, JR.
Michael J. Dunn, Jr.

EXHIBIT A

RELEASE AND WAIVER OF ALL CLAIMS

RELEASE

THIS IS A RELEASE AND WAIVER OF CLAIMS (hereinafter referred to as "Release" or "Agreement") made this ___________day of _____________, 200__, by and between Suburban Propane, L.P. (including its subsidiaries and affiliates, and hereinafter referred to as "Company" or "Suburban") having a principal place of business at 240 Route 10 West, P.O. Box 206, Whippany, New Jersey 07981-0206 and ___________________________ residing at ___________________________________ (hereinafter referred to as “Executive")

WHEREAS, the Company and Executive previously entered into an employment agreement dated _______, 20__ under which Executive was employed by the Company (the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company (has been) (will be) terminated effective __________________; and

WHEREAS, pursuant to Section 6 of the Employment Agreement, Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release (the “Agreement”);

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Executive agree as follows:

IN EXCHANGE for such consideration set forth in Section 6 of the Employment Agreement, Executive agrees that his/her acceptance and execution of this Agreement constitutes a full, complete and knowing release and waiver of any claims asserted or non-asserted that he/she now has or now may have against Suburban arising out of his/her employment or termination of employment up to and including the date of this Agreement, including any claims Executive may have under state common law for torts or contracts (including wrongful or constructive discharge, breach of contract, emotional distress) or under federal, state or local statute, regulation, rule, ordinance or order that covers or relates to any aspect of employment or discrimination in employment including, but not limited to the following:

a.

Title VII of the Civil Rights Act of 1964, as amended;

b.

Civil Rights Act of 1991;

c.

Americans with Disabilities Act;

d.

Equal Pay Act of 1963;

e.

Family and Medical Leave Act of 1993;

f.

Age Discrimination in Employment Act;

g.

Older Worker's Benefit Protection Act;

h.

Worker Adjustment and Retraining Notification Act;

i.

Employee Retirement Income Security Act of 1974;

j.

Occupational Safety and Health Act of 1970;

k.

Fair Labor Standards Act;

l.

Consumer Credit Protection Act, Title III;

m.

New Jersey Law Against Discrimination;

n.

New Jersey Conscientious Employee Protection Act;

o.

New Jersey Worker and Community Fight to Know Act;

p.

New Jersey Family Leave Act;

q.

New Jersey Worker Health and Safety Act;

r.

New Jersey Civil Rights Act;

s.

any comparable state laws which may apply;

t.

any state or federal "whistleblower" statutes; or

u.

any claim for severance pay, bonus, salary; Suburban stock, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability except as may otherwise be provided in this Agreement.

IN FURTHER CONSIDERATION FOR THE PAYMENTS SET FORTH ABOVE, Executive hereby, on behalf of himself/herself, his/her descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, covenants not to sue, and fully and forever releases and unequivocally discharges Suburban, its subsidiaries, affiliates, divisions, successors, predecessors and assigns, together with its past and present trustees, directors, officers, agents, attorneys, insurers, employees, unit holders, and representatives, and all persons acting by, through, under or in concert with any of them (collectively "Releasees") from any and all claims, wages demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected which the Executive now owns, holds, or claims to have, own, or held or that Executive at any time heretofore had, owned, held or claimed to have, own, or hold, against each or any of the Releasees.

THE EXECUTIVE covenants and agrees that he/she will not, either individually or in concert with others, file or voluntarily participate or assist in the prosecution of any court proceedings against the Releasees, provided that nothing in this Agreement shall prevent (a) Executive's participation in any such proceeding where such participation is required by summons or subpoena or is otherwise compelled by law, or (b) Executive's challenge to the validity of this Release.

THE EXECUTIVE understands and agrees that he/she has no right to further employment with Suburban and that Suburban will have no obligation to reemploy him/her at any time in the future.

THE EXECUTIVE hereby agrees and acknowledges that this Release and its contents shall not constitute or be deemed an admission of liability or wrongdoing on behalf of Suburban or the Executive, the same being expressly denied by each party.

THE EXECUTIVE covenants and agrees that he/she will treat this Release and its contents in a confidential manner and not disclose any of its terms, including the amount of money referred to or the terms of the non-compete provision contained in this Release, with any party other than his/her attorney(s), accountant(s) or other professional advisors. Suburban likewise agrees to keep this Release and its contents confidential.

THE EXECUTIVE warrants and agrees that he/she is responsible for any federal, state, and local taxes which may be owed by him/her by virtue of the receipt of any portion of the consideration herein provided. Executive agrees to hold Suburban harmless from any claims by taxing authorities arising solely out of Executive's failure to properly report any amounts received by Executive pursuant to this Release.

SUBURBAN AND THE EXECUTIVE acknowledge and agree that this Agreement does not, and shall not be construed to, release or limit the scope of any existing obligation of the Suburban (i) to indemnify Executive for his acts as an officer or director of Company in accordance with the bylaws of Company and the policies and procedures of Company that are presently in effect, (ii) to Executive with respect to certain compensation and benefits upon termination, pursuant to Section 6 of the Employment Agreement which are contingent upon the execution of this Release or (iii) to Executive and his eligible, participating dependents or beneficiaries under any existing long term incentive plan, group welfare or retirement plan of the Company in which Executive and/or such dependents are participants.

THE EXECUTIVE acknowledges that he/she has been encouraged to seek the advice of an attorney of his/her choice in regard to this Release. Suburban and the Executive represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, or they have knowingly and willingly not sought the advice of their attorneys. The Executive hereby understands and acknowledges the significance and consequences of such Release and represents that the terms of this Release are fully understood and voluntarily accepted by him/her, without coercion.

THE EXECUTIVE further agrees and understands that he/she has twenty-one (21) days from his/her receipt of this Release to review and return this Release to Suburban's Human Resources: Department in Whippany, New Jersey and seven (7) days following his /her signing of this Release to revoke the Release.

THE EXECUTIVE acknowledges that he/she has had a sufficient amount of time to consider the terms of this Release. Both the Executive and Suburban have cooperated in the drafting and preparation of this Release. Hence, in any construction to be made of this Release, the same shall not be construed against any party on the basis that the party was the drafter. In any event, it is agreed that this Release shall be interpreted in accordance with the laws of the state of New Jersey.

IF ONE OR MORE of the provisions of this release shall for any reason be held invalid, illegal or unenforceable in any respect by a Court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect or impair any other provision of Release, but this release shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein.

(Signature page follows)

PLEASE READ CAREFULLY. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITLESS WHEREOF, the Executive and Suburban have executed this Release and Waiver of all claims as of the date first above written.

Suburban Propane, I.P.

By:

Title:	Date:

Executive Name (Print)

Date:
Executive Signature